Exhibit 10.4

AMENDMENT 2006-I

BECKMAN COULTER, INC.

DEFERRED DIRECTORS’ FEE PROGRAM

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Deferred Directors’ Fee Program (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan; and

WHEREAS, the Company has the right to amend the Plan in accordance with Section 13.1 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date of adoption of this Amendment 2006-I:

Article 6, “Distribution of Accounts” is hereby amended by adding a new Section 6.4 to read as follows:

“6.4	Inability to Locate Participant.

In the event that Beckman Coulter (or the Administrator) is unable to locate a participant or beneficiary within two years following the date the participant was to commence receiving payment or delivery pursuant to Section 6.1 the entire amount allocated to the participant’s accounts shall be forfeited. Furthermore, if any benefit payment (by check or other form or payment) to a participant or beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the participant or beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the participant or beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of dividends, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by Beckman Coulter (or the Administrator).”

IN WITNESS WHEREOF, this Amendment 2006-I is hereby adopted this 29th day of December, 2006.

BECKMAN COULTER, INC.

By	/s/James Robert Hurley
James Robert Hurley

Its	Vice President, Human Resources